                                                                    EXHIBIT 99.7

                                                                    FULLY VESTED


                               CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT


OPTIONEE:  1~
NUMBER OF NASHOBA NETWORKS INC. SHARES:  2~
GRANT DATE:  3~
ORIGINAL EXERCISE PRICE:  $4~

                  STOCK OPTION ASSUMPTION AGREEMENT issued as of the 18th day of September, 1996 by Cisco Systems, Inc., a California corporation ("Cisco").

                  WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Nashoba Networks Inc., a Delaware corporation ("Nashoba"), which were granted to Optionee under the Nashoba Networks Inc. 1995 Employee, Director and Consultant Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement(s) (the "Option Agreement(s)") between Nashoba and Optionee.

                  WHEREAS, Nashoba has this day been acquired by Cisco through the merger of a wholly-owned Cisco subsidiary ("Acquisition Corporation") with and into Nashoba (the "Merger") pursuant to the Agreement and Plan of Merger dated August 5, 1996 by and among Cisco, Nashoba and Acquisition Corporation (the "Merger Agreement").

                  WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Nashoba under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

                  WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.2174317 of a share of Cisco common stock ("Cisco Stock") for each outstanding share of common stock (the "Exchange Rate").

                  WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.
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                  NOW, THEREFORE, it is hereby agreed as follows:

                  1. The number of shares of Nashoba Stock subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Nashoba Options") and the exercise price payable per share are set forth below. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Nashoba under each of the Nashoba Options and hereby agrees to issue up to the number of shares of Cisco Stock indicated below for each such assumed option upon (i) exercise of that option in accordance with the provisions of the Option Agreement applicable thereto (as supplemented hereby) and (ii) payment of the adjusted exercise price per share set forth below.

                      NASHOBA                                         CISCO
                   STOCK OPTIONS                                 ASSUMED OPTIONS
                   -------------                                 ---------------
    # OF SHARES                                          # OF SHARES                  ADJUSTED
   COMMON STOCK                    EXERCISE             COMMON STOCK                  EXERCISE
      NASHOBA                     PRICE/SHARE               CISCO                    PRICE/SHARE
   -------------                  -----------            ------------                -----------
         2                            $4                    6                            $7

                  2. The number of shares of Cisco Stock purchasable under each Nashoba Option hereby assumed and the exercise price payable thereunder reflect the Exchange Rate at which shares of Nashoba Stock were converted into shares of Cisco Stock in consummation of the Merger. The intent of such adjustments is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each assumed Nashoba Option and the aggregate exercise price as adjusted hereunder will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Nashoba Stock subject to the Nashoba Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, on a per-share basis immediately after the Merger, the same ratio of exercise price per option share to fair market value per share which existed under the Nashoba Option immediately prior to the Merger.

                  3. The following provisions shall govern each Nashoba Option hereby assumed by Cisco:

                     - Unless the context otherwise requires, all references to the "Company" in each Option Agreement(s) and in the Plan (as incorporated into such Option Agreement(s)) shall mean Cisco, all references to "Shares," "Stock" or "Common Stock" shall mean shares of Cisco Stock, and all references to the "Plan Administrator" or "Administration" shall mean the Compensation Committee of the Cisco Board of Directors.


                                       2.
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                     - The grant date and the expiration date of each assumed
Nashoba Option and all other provisions which govern either the exercisability or the termination of the assumed Nashoba Option shall remain the same as set forth in the Option Agreement(s) applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                     - By reason of the Merger, your assumed Nashoba Option has, in accordance with the provisions of the Option Agreement, accelerated and become immediately exercisable for all the option shares as fully-vested shares of Cisco Stock.

                     - For purposes of applying any and all provisions of the Option Agreement(s) relating to Optionee's status as an employee with the Company or his or her consulting or advisory relationship with the Company, Optionee shall be deemed to continue in such status or relationship for so long as Optionee renders services as an employee or consultant or advisor, respectively, to Cisco or any present or future Cisco subsidiary, including (without limitation) Nashoba. Accordingly, the provisions of the Option Agreement(s) governing the termination of the assumed Nashoba Option upon the Optionee's cessation of employee, consultant or advisor status with Nashoba shall hereafter be applied on the basis of the Optionee's cessation of employee, consultant or advisor status, as appropriate, with Cisco and its subsidiaries, and each assumed Nashoba Option shall accordingly terminate, within the designated time period in effect under the Option Agreement(s) for that option, following such cessation of employee, consultant or advisor status with Cisco and its subsidiaries.

                     - The exercise price payable for the Cisco Stock subject to each assumed Nashoba Option shall be payable in any of the forms authorized under the Option Agreement(s) applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such exercise price, the period for which such shares were held as Nashoba common stock prior to the Merger shall be taken into account.

                     - In order to exercise each assumed Nashoba Option, Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                             Cisco Systems, Inc.
                             170 West Tasman Drive
                             San Jose, CA  95134
                             Attention:  Christine Calice


                                       3.
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                  3. Except to the extent specifically modified by this Option
Assumption Agreement, all of the terms and conditions of each Option Agreement(s) as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

                  IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the 18th day of September, 1996.

                                       CISCO SYSTEMS, INC.

                                       By:_____________________________________



                                 ACKNOWLEDGMENT


                  The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Nashoba Options hereby assumed by Cisco Systems, Inc. are as set forth in the Option Agreement(s), the Plan and such Stock Option Assumption Agreement.


                                                     ___________________________
                                                     1~, OPTIONEE



DATED: __________________, 1996



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